Exhibit 10.18(c)

AMENDMENT NUMBER THREE TO THE

ADVANCED MICRO DEVICES

EXECUTIVE SAVINGS PLAN

Effective as of April 1, 1998, the Advanced Micro Devices Executive Savings Plan (the “Plan”) is amended in the following respects:

1.	The first paragraph of Section 9.2 entitled “RESTRICTION AGAINST ASSIGNMENT” is amended in its entirety as follows:

The Company shall pay all amounts payable hereunder only to the person or persons designated by or under the Plan and not to any other person or corporation. Except as otherwise provided in this Section 9.2 or Section 9.3, no part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have the right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. Except as otherwise provided in this Section 9.2 or Section 9.3, if any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

2.	A new Section 9.3 entitled “PAYMENT UNDER DOMESTIC RELATIONS ORDER” is hereby added after Section 9.2, entitled “RESTRICTION AGAINST ASSIGNMENT” and before exiting Section 9.3, entitled “WITHHOLDING” (which now becomes Section 9.4), to read as follows:

9.3	Payment Under Domestic Relations Order.

The creation, assignment or recognition of a right of a Participant’s spouse or former spouse (“Alternate Payee”) to all or a portion of a Participant’s Accounts pursuant to a state domestic relations order (“DRO”) shall not constitute a violation of Section 9.2 or any other provision of the Plan, provided such order is consistent with the terms of the Plan and approved by the Committee or its delegate. Notwithstanding the foregoing or any provision of a DRO to contrary, the Alternate Payee’s interest in the Plan shall remain the property of the Company and subject to the claims of its creditors until such time as payments are made to the Alternate Payee in accordance with the terms of the DRO. In all cases, any amount assigned to an Alternate Payee pursuant to a DRO shall be subject to Section 10.1 of the Plan as though such amounts were still credited to the Participant’s Accounts.

(a) As soon as practicable after the Committee approved a DRO, the Committee may establish a separate bookkeeping account (“Account”) for the Alternate Payee to which shall be transferred the portion of the Participant’s Accounts which are assigned to the Alternate Payee under the DRO. Any such Account shall, to the extent applicable, be established and maintained in accordance with the terms of Article IV and Article V. Except as a DRO may otherwise provide, if a single amount or percentage of such Participant’s Accounts is assigned to an Alternate Payee, the transfer to the Account established for the Alternate Payee shall be made pro rata from such investments as the assets of the Participant’s Accounts are then deemed to be invested.

(b) The Alternate Payee shall be permitted to designate the type of mutual funds or contracts that his or her Account will be deemed to be invested in accordance with the procedures set forth in Section 3.2. If the Alternate Payee fails to elect a type of fund or contract, he or she shall be deemed to have elected the Fund determined by the Committee to most closely approximate a money market fund in accordance with the procedures set forth in Section 3.2.

(c) The Alternate Payee may not borrow from the Account established for the Alternate Payee.

(d) To the extent provided in the DRO, the Alternate Payee may elect to have his or her Account distributed as follows:

(1) In an immediate lump sum;

(2) At the time and in the form elected by the Alternate Payee pursuant to Article VI, provided however, that the Alternate Payee must commence distribution of the Alternate Payee’s Account no later than the time that the Participant (or the Participant’s Beneficiary, if applicable) commences distribution of his or her Accounts; or

(3) At a time and in a form approved by the Committee, provided however, that the Alternate Payee must commence distribution of the Alternate Payee’s Account no later than the time that the Participant (or the Participant’s Beneficiary, if applicable) commences distribution of his or her Accounts.

(e) If the Alternate Payee dies prior to the time that the Alternate Payee has received all or any portion of the Alternate Payee’s Account, the amounts recorded in such account may be paid to the beneficiary (“Beneficiary”) designated by the Alternate Payee on forms provided by the Committee. If the Alternate Payee does not make an effective designation of Beneficiary or if the designated Beneficiary is not living when a distribution is to be made, such amounts shall be paid to the Alternate Payee’s estate, except as a DRO may otherwise provide. Such amounts shall be paid at the time and in the manner permitted under the terms of the Plan and approved by the Committee.

(f) The Participant’s death prior to the time that the Alternate Payee has received all or any portion of the Alternate Payee’s Account shall not affect the Alternate Payee’s Account. The Alternate Payee shall not be awarded any survivor benefits upon the Participant’s death, unless the Participant designates the Alternate Payee as a Beneficiary in accordance with the terms of the Plan.

(g) The Participant’s Accounts shall be reduced by the amounts assigned to an Alternate Payee pursuant to a DRO; provided, however, that any amounts assigned to an Alternate Payee pursuant to a DRO shall continue to be subject to Section 10.1 as though such amounts were still credited to the Participant’s Accounts.

(h) Notwithstanding any provision of any DRO to the contrary, the Company reserves the unilateral right to terminate or restrict an Alternate Payee’s participation at any time, and distribute all amounts due to such Alternate Payee.

IN WITNESS WHEREOF, Advanced Micro Devices hereby adopts this Amendment Number Three to the Plan, effective as of April 1, 1998.

Date: 8/12/1998	/s/ STAN WINVICK

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